As filed with the Securities and Exchange Commission on May 5, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DraftKings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	87-2764212
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

222 Berkeley Street, 5th Floor
Boston, Massachusetts 02116
(Address of Principal Executive Offices)

DraftKings Inc. 2020 Incentive Award Plan

DraftKings Inc. Employee Stock Purchase Plan

DraftKings Inc. 2017 Equity Incentive Plan

DraftKings Inc. 2012 Stock Option & Restricted Stock Incentive Plan

SBTech (Global) Limited 2011 Global Share Option Plan

(Full Title of the Plan)

R. Stanton Dodge
DraftKings Inc.
222 Berkeley Street, 5th Floor
Boston, Massachusetts 02116

(Name and Address of Agent for Service)

(617) 986-6744

(Telephone number, including area code, of agent for service)

Copies to:

Scott D. Miller

Jeannette E. Bander

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Tel: (212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 5, 2022 (the “Merger Effective Date”), DraftKings Holdings Inc. (formerly known as DraftKings Inc.), a Nevada corporation (“Old DraftKings”), and Golden Nugget Online Gaming, Inc., a Delaware corporation (“GNOG”), completed the previously announced merger transactions pursuant to the Agreement and Plan of Merger, dated as of August 9, 2021 (the “Merger Agreement”), by and among Old DraftKings, GNOG, DraftKings Inc. (formerly known as New Duke Holdco, Inc.), a Nevada corporation (the “Company”), Duke Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of the Company (“DraftKings Merger Sub”), and Gulf Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“GNOG Merger Sub”).

Effective as of 12:01 a.m. Eastern Time on the Merger Effective Date (the “DraftKings Merger Effective Time”), DraftKings Merger Sub merged with and into Old DraftKings (the “DraftKings Merger”), with Old DraftKings continuing as a direct subsidiary of the Company. Effective as of 12:01 a.m. Eastern Time on the Merger Effective Date, (i) GNOG Merger Sub merged with and into GNOG (such merger, together with the DraftKings Merger, the “Mergers”), with GNOG continuing as a direct subsidiary of the Company, and (ii) Landry’s Fertitta, LLC contributed its 40.5% membership interest in LHGN Holdco, LLC, a Delaware limited liability company and a subsidiary of GNOG, to the Company (such transaction, together with the Mergers, the “Transactions”). As a result of the Transactions, Old DraftKings and GNOG became direct wholly-owned subsidiaries of the Company.

At the DraftKings Merger Effective Time, pursuant to the Merger Agreement, each issued and outstanding share of Class A common stock, par value $0.0001 per share, of Old DraftKings (“Old DraftKings Class A Common Stock”) and each issued and outstanding share of Class B common stock, par value $0.0001 per share, of Old DraftKings (together with the Old DraftKings Class A Common Stock, the “Old DraftKings Common Stock”) (other than shares of Old DraftKings Common Stock that were held in treasury by Old DraftKings not on behalf of a third party) were cancelled and converted into one validly issued, fully paid and non-assessable share of Class A common stock, par value $0.0001 per share, of the Company (“Company Class A Common Stock”) and Class B common stock, par value $0.0001 per share, of the Company (together with the Company Class A Common Stock, the “Company Common Stock”), respectively.

On May 5, 2022, the Company filed a Current Report on Form 8-K12B for the purpose of establishing the Company as the successor issuer to Old DraftKings and GNOG pursuant to Rule 12g-3(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

At the closing of the Mergers, among other things, the Company assumed or succeeded to all of Old DraftKings’ obligations under the following plans (collectively, the “Plans”), including the share reserves remaining available for issuance with respect to outstanding and future awards under each of the Plans assumed from Old DraftKings, as applicable:

(i)	DraftKings Inc. 2020 Incentive Award Plan;

(ii)	DraftKings Inc. Employee Stock Purchase Plan;

(iii)	DraftKings Inc. 2017 Equity Incentive Plan;

(iv)	DraftKings Inc. 2012 Stock Option & Restricted Stock Incentive Plan; and

(v)	SBTech (Global) Limited 2011 Global Share Option Plan.

This registration statement on Form S-8 (this “Registration Statement”) is being filed by the Company in connection with the registration of Company Class A Common Stock issuable to eligible employees of the Company or its subsidiaries pursuant to outstanding awards under the Plans or shares of Company Class A Common Stock and awards that may in the future be granted under the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are available without charge, upon written or oral request, to: DraftKings Inc., 222 Berkeley Street, 5th Floor, Boston, MA 02116.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

The following documents previously filed by the Company, Old DraftKings and GNOG with the SEC (excluding any information furnished to, rather than filed with, the SEC) are hereby incorporated by reference in this Registration Statement:

•	The current report of the Company on Form 8-K12B, filed on May 5, 2022;
•	The description of Company Class A Common Stock contained in the registration statement of the Company on Form S-4 (File No. 333-260174), filed on December 7, 2021;
•	The annual report of Old DraftKings on Form 10-K for the fiscal year ended December 31, 2021, filed on February 18, 2022 (the “Old DraftKings Annual Report”);
•	The information specifically incorporated by reference into the Old DraftKings Annual Report from the definitive proxy statement on Schedule 14A of Old DraftKings, filed on February 28, 2022;
•	The current reports of Old DraftKings on Form 8-K, filed on April 1, 2022, April 22, 2022 and May 5, 2022;
•	The annual report of GNOG on Form 10-K for the fiscal year ended December 31, 2021, filed on March 15, 2022; and
•	The current report of GNOG on Form 8-K, filed on May 5, 2022.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered thereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Company’s amended and restated articles of incorporation eliminate the liability of its officers and directors to the fullest extent permitted by Nevada law. Nevada law provides that the Company’s directors and officers will not be individually liable to the Company, the Company’s stockholders or the Company’s creditors for any damages for any act or failure to act in the capacity of a director or officer other than in circumstances where both (i) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (ii) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law.

The Company’s amended and restated articles of incorporation and amended and restated bylaws also provide for indemnification for the Company’s directors and officers to the fullest extent permitted by Nevada law. The Company intends to enter into indemnification agreements with each of its directors that are, in some cases, broader than the specific indemnification provisions contained under Nevada law. The effect of these provisions is to restrict the Company’s rights and the rights of its stockholders in derivative suits to recover any damages against a director for breach of fiduciary duties as a director, because a director will not be individually liable for acts or omissions, except where the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law, and the presumption that the director or officer acted in good faith, on an informed basis, and with a view to the interests of the corporation, has been rebutted.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

The Company is also expressly authorized to carry directors’ and officers’ insurance to protect its directors, officers, employees and agents against certain liabilities.

The limitation of liability and indemnification provisions under Nevada law and in the Company’s amended and restated articles of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. However, these provisions do not limit or eliminate the Company’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, the investment of any of the Company’s stockholders may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K12B, filed with the SEC on May 5, 2022).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K12B, filed with the SEC on May 5, 2022).

4.1	DraftKings Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to Old DraftKings’ Current Report on Form 8-K, filed with the SEC on April 29, 2020).

4.2	DraftKings Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 to Old DraftKings’ Current Report on Form 8-K, filed with the SEC on April 29, 2020).

4.3	DraftKings Inc. 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.22 to Old DraftKings’ Registration Statement on Form S-1, filed with the SEC on May 6, 2020).

4.4	DraftKings Inc. 2012 Stock Option & Restricted Stock Incentive Plan (incorporated by reference to Exhibit 10.23 to Old DraftKings’ Registration Statement on Form S-1, filed with the SEC on May 6, 2020).

4.5	SBTech (Global) Limited 2011 Global Share Option Plan (incorporated by reference to Exhibit 10.24 to Old DraftKings’ Registration Statement on Form S-1, filed with the SEC on May 6, 2020).

5.1	Opinion of Greenberg Traurig, LLP as to the validity of the Company Class A Common Stock.*

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).*

23.2	Consent of BDO USA, LLP, independent registered public accounting firm of the Company.*

23.3	Consent of Marcum LLP, independent registered public accounting firm of GNOG.*

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).*

107	Filing Fee Table*

*	Filed herewith

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts on this 5th day of May, 2022.

DraftKings Inc.

Dated: May 5, 2022	By:	/s/ R. Stanton Dodge
Name: R. Stanton Dodge
Title: Chief Legal Officer and Secretary

Each person whose signature appears below constitutes and appoints Jason Robins and R. Stanton Dodge, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, amendments to this Registration Statement may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney-in-fact or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney-in-fact or substitute.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Position	Date

/s/ Jason D. Robins	Chief Executive Officer and Chairman	May 5, 2022
Jason D. Robins	(Principal Executive Officer)

/s/ Jason K. Park	Chief Financial Officer	May 5, 2022
Jason K. Park	(Principal Financial Officer)

/s/ Erik Bradbury	Chief Accounting Officer	May 5, 2022
Erik Bradbury	(Principal Accounting Officer)

/s/ Harry Evans Sloan	Vice Chairman	May 5, 2022
Harry Evans Sloan

/s/ Paul Liberman	Director	May 5, 2022
Paul Liberman

/s/ Matthew Kalish	Director	May 5, 2022
Matthew Kalish

/s/ Woodrow H. Levin	Director	May 5, 2022
Woodrow H. Levin

/s/ Shalom Meckenzie	Director	May 5, 2022
Shalom Meckenzie

/s/ Jocelyn Moore	Director	May 5, 2022
Jocelyn Moore

/s/ Ryan R. Moore	Director	May 5, 2022
Ryan R. Moore

/s/ Valerie Mosley	Director	May 5, 2022
Valerie Mosley

/s/ Steven J. Murray	Director	May 5, 2022
Steven J. Murray

/s/ Marni M. Walden	Director	May 5, 2022
Marni M. Walden